Execution Version
Exhibit 10.1
AMENDMENT AGREEMENT NO. 1
THIS AMENDMENT AGREEMENT (this “First Incremental Facility Amendment”) is made and entered into as of August 16, 2021, by and among Cannae Funding C, LLC, a limited liability company under the laws of Delaware, as a borrower (“Borrower 1”), Cannae Funding D, LLC, a limited liability company organized under the laws of Delaware, as a borrower (“Borrower 2” and, together with Borrower 1, the “Borrowers”), Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”) and Calculation Agent (in such capacity, the “Calculation Agent”) and the Lender party hereto.

WITNESSETH:

WHEREAS, Borrowers, Administrative Agent, Calculation Agent and Royal Bank of Canada, as Lender party thereto (the “Existing Lender”) have entered into that certain Margin Loan Agreement dated as of November 30, 2020 (as hereby amended and as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Margin Loan Agreement”);
WHEREAS, Borrowers, Administrative Agent, Calculation Agent and the Existing Lender have entered into that certain Fee and Ratio Letter dated as of November 30, 2020 (as hereby amended and as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Fee and Ratio Letter”);
WHEREAS, Cannae Holdings, Inc. (the “Guarantor”) has entered into that certain Guarantee Agreement, dated as of November 30, 2020 (as hereby amended and as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”);
WHEREAS, pursuant to Section 2.17 of the Margin Loan Agreement, Borrowers have requested an increase of the Commitments by $100,000,000.00 (“First Incremental Commitment”);
WHEREAS the Existing Lender has agreed to provide such First Incremental Commitment;
WHEREAS, the parties hereto have agreed to permit such increase in Commitments and also make certain other amendments to the Margin Loan Agreement, the Fee and Ratio Letter, and the Guarantee Agreement as set forth herein and subject to the conditions hereunder;
WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning given thereto in the Margin Loan Agreement, the Fee and Ratio Letter or other applicable Margin Loan Documentation, as amended by this First Incremental Facility Amendment;
NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1:     Amendments to the Margin Loan Agreement. Subject to the terms and conditions set forth herein, the Margin Loan Agreement is hereby amended as follows:
i.Amendments related to First Incremental Commitment.

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(a)By executing this First Incremental Facility Amendment, the parties hereby acknowledge and agree that the requirements under Section 2.17 of the Margin Loan Agreement have been satisfied with respect to the Incremental Commitment.
(b)Existing Lender has agreed to provide additional Commitments of $100,000,000.00.
(c)The table set forth in Schedule I of the Margin Loan Agreement is hereby amended by replacing it in its entirety with the following table:

Lender	Commitment	Applicable Percentage	Funding Percentage	Incremental Commitment Percentage	Delivery Address
Royal Bank of Canada	$200,000,000.00	100%	100%	100%
Royal Bank of Canada
Global Loan Administration
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098
Attn: Olusola Balogun
Telephone No.: 437-226-0065
Facsimile No.: 212-428-2372
Email: rbcnewyorkgla3@rbc.com

(d)Section 1.01 shall be amended by replacing the definition “Maximum Share Number” in its entirety with the following:
“Maximum Share Number” means (x) in respect of CDAY Shares, 10,000,000 CDAY Shares and (y) in respect of DNB Shares, 35,000,000 DNB Shares.

(e)(i) Section 2.06(a) shall be amended by replacing it in its entirety with the following:
“(a) Upfront Fee. On the Closing Date, Borrowers paid an upfront fee to each Original Lender in an amount equal to the Upfront Fee Percentage multiplied by such Original Lender’s Commitment as of the Closing Date (the “Upfront Fee”). On First Increase Effective Date, Borrowers shall pay an upfront fee to each Lender in an amount equal to the Upfront Fee Percentage multiplied by the First Incremental Commitment (the “First Incremental Facility Upfront Fee”). The Upfront Fee and the First Incremental Facility Upfront Fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever, and regardless of when or whether the Commitment is actually drawn upon.”

    (ii) Section 2.06(b) shall be amended by (i) replacing the word “outstanding” in the second line thereof with the word “unfunded”.
    (ii) the definition of “Total Accrued Loan Amount” in Section 1.01 shall be amended by adding the words “, First Incremental Facility Upfront Fee” immediately after “Upfront Fee” thereof.

    (iv) Section 7.01(b) shall be amended by adding the words “, First Incremental Facility Upfront Fee” immediately after the “Upfront Fee” thereof.

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    (v) Section 1.01 shall be amended by inserting the following definitions in the appropriate alphabetical order:

    “First Increase Effective Date” means August 16, 2021.

    “First Incremental Facility Amendment” means Amendment Agreement No. 1, dated as of the First Increase Effective Date, among Borrowers, the Lender party thereto, Administrative Agent and Calculation Agent.

    “First Incremental Commitment” means the Incremental Commitment of the applicable Lender pursuant to the First Incremental Facility Amendment.

    “First Incremental Facility Upfront Fee” has the meaning assigned to it in Section 2.06(a).

    “Rebalancing Percentage” means, with respect to any Lender at any time, (a) the sum of (i) the aggregate principal amount of such Lender’s Advances and (ii) any accrued and unpaid interest on such Lender’s Advances divided by (b) the sum of (i) the aggregate principal amount of the Advances owed to all Lenders and (ii) the aggregate amount of accrued and unpaid interest on all Advances; provided that if there are no outstanding Advances, “Rebalancing Percentage” shall be the Funding Percentage.

    (vi) Section 1.01 shall be amended by replacing the definition “Pro Rata Basis” in its entirety with the following:

    “Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by the Applicable Lenders, in proportion to each Applicable Lender’s Rebalancing Percentage (in each case, taken together with the Rebalancing Percentage of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, $ 0.01 or item or unit of other securities or property, as applicable.

(f)For the avoidance of doubt, (i) the First Incremental Commitment shall constitute “Commitments” and (ii) the first date when each of the conditions set forth in Section 4.03 of the Margin Loan Agreement shall have been satisfied or waived by New Lender shall constitute an effective date of this First Incremental Facility Amendment (the “First Increase Effective Date”).
(g)For the avoidance of doubt, the First Incremental Commitment is subject to the same terms and conditions as the existing Commitments for purposes of the Margin Loan Agreement.
(h)Notwithstanding anything to the contrary in the Margin Loan Agreement, to the extent Borrowers intend to request an Advance in connection with the Incremental Commitment contemplated hereunder, a Borrowing Notice shall be delivered no later than 10:00 a.m. on the first Business Day prior to the date of such proposed Advance.
(i)For the avoidance of doubt, to the extent an Advance is made on the First Increase Effective Date, any fees and expenses payable by Borrowers may be netted against the funding of such Advance by the Lender.

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ii.Amendments related to “Erroneous Payments”.
(a)The Margin Loan Agreement shall be amended by adding the following as new Section 2.19:
    “Section 2.19. Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or

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repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.19(b).
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an agreement necessary to effectuate such assignment (or, to the extent applicable, an agreement incorporating such assignment by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under any Margin Loan Documentation with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment (“Loan Party Funds”) unless the Borrowers elect in their sole discretion (which election evidenced by a written notice delivered to the Administrative Agent) that such Loan Party Funds are deemed not to have been applied to discharge all or any portion of the Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each Lender, other Payment Recipient, the Administrative Agent and each Borrower hereby agrees that, if an Erroneous Payment has been made with Loan Party Funds, then no Default, Event of Default or Mandatory Prepayment Event shall have occurred or be continuing as a result of any delay in any payment that is required under any Margin Loan Documentation solely to the extent arising as a result of the Erroneous Payment until the Erroneous Payment made with Loan Party Funds is remitted to all correct recipients thereof as intended by the Borrowers (in which case such corrected payment shall be deemed to cure any Default, Event of Default or Mandatory Prepayment Event arising as a result of such Erroneous Payment made with Loan Party Funds).
(h)Each party’s obligations, agreements and waivers under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Margin Loan Documentation.”
(b)Section 1.01 shall be amended by replacing the definition “Obligation” in its entirety with the following:
“Obligations” means (a) all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, any Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all Erroneous Payment Subrogation Rights.

(c)Section 1.01 shall be amended by inserting the following definitions in the appropriate alphabetical order:
“Erroneous Payment” has the meaning assigned to it in Section 2.19(a).

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“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 2.19(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 2.19(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 2.19(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 2.19(d).
“Payment Recipient” has the meaning assigned to it in Section 2.19(a).
SECTION 2:     Amendments to the Fee and Ratio Letter. Subject to the terms and conditions set forth herein, the Fee and Ratio Letter is hereby amended as follows:
    (a)    The definition of “Spread” shall be amended by replacing it in its entirety with the following:
        “Spread” means 3.375%.
SECTION 3:     [Reserved].
SECTION 4:     Condition Subsequent.
Notwithstanding anything to the contrary in the Margin Loan Agreement:

(a)following the First Increase Effective Date (but in no event later than August 18, 2021), Borrowers shall satisfy the condition set forth in 4.03(a)(iv) of the Margin Loan Agreement; and

(b)following the First Increase Effective Date (but in no event later than August 16, 2021), Borrower 2 shall transfer 16,000,000 DNB Shares (the “Additional Pledged Shares”) into the Collateral Accounts on a Pro Rata Basis, by book-entry transfer through DTC, such Additional Pledged Shares constituting Acceptable Collateral (it being understood, for purposes of other terms and conditions hereunder and under the Margin Loan Agreement (including, without limitation, calculation of the LTV Level and satisfaction of the relevant conditions set forth in Section 4.02 and Section 4.03 of the Margin Loan Agreement), that such Additional Pledged Shares shall be deemed to have been transferred on the First Increase Effective Date).

Borrowers hereby agree and acknowledge that any failure to comply with the clause (a) or (b) above in this Section 4 shall constitute an Event of Default under the Margin Loan Agreement unless otherwise expressly waived by the Original Lender.
SECTION 5:     Borrowers Representations, Warranties and Covenants.
(a)Borrowers repeat each representation and warranty set forth in Article 3 of the Margin Loan Agreement.

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(b)Borrowers confirm that, with effect from (and including) the date hereof, the security created by the Security Agreement to which each Borrower is a party shall (i) remain in full force and effect notwithstanding the amendments referred to in this First Incremental Facility Amendment, and (ii) continue to secure its Secured Obligations as amended by this First Incremental Facility Amendment.

(c)Borrowers represent and warrant as of the date hereof that no Collateral (including, for the avoidance of doubt, the Additional Pledged Shares) is subject to any Lien other than Permitted Liens.

SECTION 6: Miscellaneous.
    (a)    Except as provided hereby, all of the representations, warranties, terms, covenants and conditions of the Margin Loan Agreement and other Margin Loan Documentation shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The provisions set forth herein shall be limited as provided for herein, and shall not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of the any Margin Loan Documentation or of any event, condition, or transaction on the part of the Borrowers or any other person that would require the consent of the Administrative Agent or any of the Lenders. The execution, delivery and effectiveness of this First Incremental Facility Amendment shall not, by implication or otherwise, limit, impair, waive or otherwise affect any right, power or remedy of any Lender under the Margin Loan Agreement or any other Margin Loan Documentation.
    (b)    Each party acknowledges and agrees that the execution and delivery by the Lenders and the Administrative Agent of this First Incremental Facility Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate any Lender to forbear, waive, consent or execute similar amendments or waivers in the future, or (ii) to amend, relinquish or impair any right of the matter arising from or relating to this First Incremental Facility Amendment.
    (c)    Notwithstanding the foregoing, the parties hereto agree that the Margin Loan Agreement and all other Margin Loan Documentation shall be deemed to be amended to reflect and give effect to the Amendment and achieve the intended economic and commercial effect thereof. Accordingly, should there be any conflict or inconsistency between the terms of the Amendment and any of the other terms of the Margin Loan Documentation, the terms of the Amendment shall prevail.
(d)    Governing Law; Submission to Jurisdiction. This First Incremental Facility Amendment constitutes a “Margin Loan Documentation” entered into in connection with the Margin Loan Agreement. The provisions of Section 9.06 of the Margin Loan Agreement shall apply mutatis mutandis to this First Incremental Facility Amendment as if such provisions were fully set forth herein.
    (f)    Counterparts; Electronic Execution. This First Incremental Facility Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Incremental Facility Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Incremental Facility Amendment. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic

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signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Term Loan A Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Signature page follows]

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By signing this First Incremental Facility Amendment, the parties hereto each irrevocably agree to and consent to the matters set out herein.

CANNAE FUNDING C, LLC, as Borrower 1
By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

CANNAE FUNDING D, LLC, as Borrower 2
By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

ROYAL BANK OF CANADA, as Administrative Agent
By:	/s/ Ann Hurley
Name: Ann Hurley
Title: Manager, Agency

ROYAL BANK OF CANADA, as Calculation Agent
By:	/s/ Brian Ward
Name: Brian Ward
Title: Managing Director

ROYAL BANK OF CANADA, as Lender
By:	/s/ Glenn Van Allen
Name: Glenn Van Allen
Title: Authorized Signatory

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